Exhibit 10.1

COMMON UNIT PURCHASE AGREEMENT

BY AND AMONG

ATLAS RESOURCE PARTNERS, L.P.

AND

THE PURCHASERS NAMED HEREIN

i

ii

Schedules and Exhibits

Schedule 2.01 – List of Purchasers and Commitment Amounts

Exhibit A -	Form of Atlas Resource Partners, L.P. Officer’s Certificate

Exhibit B -	Form of Legal Opinion

Exhibit C -	Form of Registration Rights Agreement

Exhibit D -	Lock-up Agreement for Atlas Energy, L.P.

iii

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, is entered into as of March 15, 2012 (this “Agreement”), by and among ATLAS RESOURCE PARTNERS, L.P., a Delaware limited partnership (“Atlas”), and each of the Purchasers listed on Schedule 2.01 (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, simultaneously with the execution of this Agreement, a subsidiary of Atlas is entering into a definitive purchase and sale agreement to acquire certain oil and gas properties located in the Barnett Shale area of the State of Texas from Carrizo Oil & Gas, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC (the “Acquisition”);

WHEREAS, Atlas desires to finance a portion of the Acquisition through the sale of an aggregate of $120 million of Common Units, and the Purchasers desire to purchase an aggregate of $120 million of Common Units from Atlas, each in accordance with the provisions of this Agreement;

WHEREAS, it is a condition to the obligations of the Purchasers and Atlas under this Agreement that the Acquisition be consummated; and

WHEREAS, Atlas has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlas and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.04.

“Acquisition” shall have the meaning specified in the recitals.

“Acquisition Agreement” means that certain Purchase and Sale Agreement dated March 15, 2012, among a subsidiary of Atlas, Carrizo Oil & Gas, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC in substantially the form provided to the Purchasers.

“Acquisition Closing Date” means the date on which the Acquisition is consummated.

“Acquisition Material Adverse Effect” means any “Material Adverse Effect” as such term is defined in the Acquisition Agreement.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Atlas” shall have the meaning specified in the introductory paragraph.

“Atlas Financial Statements” shall have the meaning specified in Section 3.03.

“Atlas Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Atlas and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on Atlas and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which Atlas and its Subsidiaries participate or are engaged, (ii) the ability of Atlas and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Atlas to consummate the transactions under any Basic Document.

“Atlas Related Parties” shall have the meaning specified in Section 7.02.

“Atlas SEC Documents” shall have the meaning specified in Section 3.03.

“Basic Documents” means, collectively, the Escrow Agreement, this Agreement, the Registration Rights Agreement, the Acquisition Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of Atlas Resource Partners GP, LLC.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in New York, New York.

“Class A Units” means the Class A Units of Atlas representing general partner interests having the rights, preferences and designations set forth in the Limited Partnership Agreement.

“Closing” shall have the meaning specified in Section 2.06.

“Closing Date” shall have the meaning specified in Section 2.06.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Purchaser’s Allocated Purchase Price.”

“Common Unit Price” shall have the meaning specified in Section 2.04.

“Common Units” means the Common Units of Atlas representing limited partner interests having the rights, preferences and designations set forth in the Limited Partnership Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Escrow Agreement” means the escrow agreement to be entered into no less than ten (10) days prior to the Closing Date (or such other period of time reasonably acceptable to the Purchasers) among Atlas, the Purchasers and an escrow agent, which shall contain reasonable and customary terms to be approved by Atlas and the Purchasers.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Atlas, its Subsidiaries or any of their Property or any of the Purchasers.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law,

statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Limited Partnership Agreement” shall have the meaning specified in Section 2.03.

“New Units” shall have the meaning specified in Section 5.01.

“Net Proceeds” means the aggregate amount delivered for the Purchased Unit as set forth on Schedule 2.01, less any expenses incurred by Atlas in connection with the Basic Documents.

“Participating Unit” shall have the meaning specified in Section 4.09.

“Party” or “Parties” means Atlas and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Placement Agent” means Citigroup Global Markets Inc.

“Placement Agent Fees” means the fees that Atlas is obligated to pay to the Placement Agent upon the closing of the transactions contemplated by this Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Units” means the Common Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under this Agreement or the Registration Rights Agreement on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under this Agreement or the Registration Rights Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 7.01.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit C, to be entered into at the Closing, among Atlas and the Purchasers.

“Representatives” of any Person means the officers, managers, directors, employees, agents, affiliates, control persons, counsel, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (it being understood that the entering into of a total return swap should not be considered a Short Sale of Common Units).

“Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Terminating Breach” shall have the meaning specified in Section 8.12(a).

“Unitholders” means the Unitholders of Atlas (within the meaning of the Limited Partnership Agreement).

“Units” means the Units of Atlas representing limited partner and general partner interests as described in the Limited Partnership Agreement.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase. Contemporaneously with the consummation of the Acquisition and subject to the terms and conditions of this Agreement, at the Closing, Atlas hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Atlas, subject to Section 2.03, the number of Purchased Units set forth opposite its name on Schedule 2.01 hereto. Each Purchaser severally and not jointly agrees to pay Atlas the Common Unit Price for each Purchased Unit as set forth opposite its name on Schedule 2.01.

Section 2.02 Independent Nature of Purchasers’ Obligations. The respective obligations of each Purchaser under this Agreement and the Registration Rights Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or the Registration Rights Agreement. The failure or waiver of performance under this Agreement or the Registration Rights Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in the Registration Rights Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Registration Rights Agreement. Except as otherwise provided in this Agreement or the Registration Rights Agreement, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or the Registration Rights Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.03 Purchased Units. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Amended and Restated Limited Partnership Agreement of Atlas, dated as of March 13, 2012 (the “Limited Partnership Agreement”).

Section 2.04 Consideration. The amount per Common Unit each Purchaser will pay to Atlas to purchase the Purchased Units shall be $20.00 (the “Common Unit Price”).

Section 2.05 Funding into Escrow. Each Purchaser shall deposit its Commitment Amount into an escrow account established under the Escrow Agreement no later than one Business Day prior to the Closing Date. On the Closing Date, upon receipt of satisfactory evidence that the conditions set forth in Article VI have been satisfied or waived, pursuant to Section 2.06, each such Purchaser shall deliver notice to the Escrow Agent (as such term is defined in the Escrow Agreement) to promptly and timely release the funds escrowed under the Escrow Agreement to Atlas.

Section 2.06 Closing. Subject to satisfaction of the conditions set forth in Article VI, the execution and delivery of the Basic Documents (other than this Agreement and the Acquisition Agreement), the delivery of certificates representing the Purchased Units, the release of the funds escrowed under the Escrow Agreement to Atlas pursuant to the terms of the Escrow Agreement, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) concurrent with the Acquisition Closing Date, provided that Atlas shall take reasonable efforts to provide each Purchaser five Business Days (or such shorter period as shall be agreeable to each such Purchaser but in any event no less than two Business Days) prior written notice of such designated Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ATLAS

Atlas represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 3.01 Existence. Each of Atlas and its Subsidiaries: (i) is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or organization; (ii) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the Atlas SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have an Atlas Material Adverse Effect. Each of Atlas and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not reasonably be expected to have an Atlas Material Adverse Effect.

Section 3.02 Capitalization and Valid Issuance of Purchased Units.

(a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Units, the issued and outstanding ownership interests of Atlas consist of approximately 26,200,000 Common Units representing a 98% limited partner interest in the partnership and 534,694 Class A Units representing a 2% general partner interest in the partnership. All of the outstanding Common Units and Class A Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Partnership Agreement and are fully paid (to the extent required under the Limited Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware LP Act).

(b) Other than Atlas’s existing Long-Term Incentive Plan, and other existing management compensation arrangements, Atlas has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). Atlas has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are contained in the Limited Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Atlas or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interests in Atlas or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests or other equity interests, (ii) obligations of Atlas or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests or other equity interests in Atlas or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Atlas or any of its Subsidiaries is a party with respect to the voting of the equity interests of Atlas or any of its Subsidiaries.

(c) All of the issued and outstanding equity interests of each of Atlas’s Subsidiaries are owned, directly or indirectly, by Atlas free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Atlas’s or its Subsidiaries’ credit facilities filed as exhibits to the Atlas SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of Atlas’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Section 17-607 of the Delaware LP Act or the organizational documents of Atlas’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Atlas SEC Documents, neither Atlas nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d) The offer and sale of the Purchased Units and the limited partner interests represented thereby are or will be duly authorized by Atlas pursuant to the Limited Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Limited Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Partnership Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(e) The Purchased Units will be issued in compliance with all applicable rules of The New York Stock Exchange. Atlas’s currently outstanding Common Units are quoted on The New York Stock Exchange prior to the Closing Date, and Atlas has not received any notice of delisting.

(f) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Limited Partnership Agreement.

Section 3.03 Atlas SEC Documents. Atlas has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Atlas SEC Documents”). The Atlas SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Atlas Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Atlas SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly presented (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Atlas as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Grant Thornton LLP is an independent registered public accounting firm with respect to Atlas and has not resigned or been dismissed as independent registered public accountants of Atlas as a result of or in connection with any disagreement with Atlas on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.04 No Material Adverse Change. Except as set forth in or contemplated by the Atlas SEC Documents, and except for matters related to the proposed Acquisition, which has been disclosed to, and discussed with, each of the Purchasers, since December 31, 2011, Atlas and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have an Atlas Material Adverse Effect, (ii) acquisition or disposition of any material asset by Atlas or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Atlas’s accounting principles, practices or methods or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the Acquisition and has been disclosed to, and discussed with, each of the Purchasers). Except as set forth in or contemplated by the Atlas SEC Documents and except for indebtedness to be incurred in connection with the Acquisition, Atlas has neither issued any Common Units or other equity securities (other than under its Long-Term Incentive Plan and existing management compensation plans, each as described in the Atlas SEC Documents) nor incurred material indebtedness since December 31, 2011.

Section 3.05 Litigation. Except as set forth in the Atlas SEC Documents or any filings made with the Commission by Atlas Energy, L.P. under the Exchange Act or the Securities Act, there is no Action pending or, to the knowledge of Atlas, contemplated or threatened against Atlas or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have an Atlas Material Adverse Effect or which challenges the validity of any of the Basic Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.06 No Breach. The execution, delivery and performance by Atlas of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by Atlas with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Atlas or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Limited Partnership of Atlas or the Limited Partnership Agreement or any organizational documents of any of Atlas’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Atlas or any of its Subsidiaries is a party or by which Atlas or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Atlas or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have an Atlas Material Adverse Effect.

Section 3.07 Authority. Atlas has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Atlas of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Atlas, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Atlas’s issuance and sale of the Purchased Units.

Section 3.08 Compliance with Laws. Neither Atlas nor any of its Subsidiaries is in violation of any judgment, decree or order or any Law applicable to Atlas or its Subsidiaries, except as would not, individually or in the aggregate, have an Atlas Material Adverse Effect. Atlas and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, an Atlas Material Adverse Effect, and neither Atlas nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually or in the aggregate, an Atlas Material Adverse Effect. Neither Atlas, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Atlas or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Atlas or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.09 Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Atlas’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Atlas of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have an Atlas Material Adverse Effect.

Section 3.10 MLP Status. Atlas expects to meet for the taxable year ending December 31, 2012, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Atlas is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes.

Section 3.11 Investment Company Status. Atlas is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Atlas nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.13 Certain Fees. Except for the Placement Agent Fees, no fees or commissions will be payable by Atlas to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions. Atlas agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Atlas or alleged to have been incurred by Atlas in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.14 Internal Accounting Controls. Except as disclosed in the Atlas SEC Documents, Atlas and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.15 Insurance. Atlas and its Subsidiaries are insured against such losses and risks and in such amounts as Atlas believes in its sole discretion to be prudent for its businesses. Atlas does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.16 Registration Rights. Neither the execution of this Agreement nor the issuance of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of Atlas, other than pursuant to the Registration Rights Agreement.

Section 3.17 No Side Agreements. Except that certain Purchasers may have pre-existing affiliations with the Placement Agent, and except for (a) the confidentiality agreements entered into by and between any Purchaser and Atlas and (b) any total return swap arrangement contemplated by Section 6.03(d), there are no other agreements by, among or between Atlas or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.18 Acknowledgment Regarding Purchase of Purchased Units. Atlas acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Atlas’s request and Atlas has concluded that such participation is in Atlas’s best interest and is consistent with Atlas’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser. Other than those Purchasers that currently serve as members of the Board of Directors of Atlas, Atlas further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Atlas (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Units. Atlas further represents to each Purchaser that Atlas’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Atlas and its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Atlas with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.01 Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees that it may do so only (a)(i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom (including Rule 144 under the Securities Act) or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) if no stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Units with a third party provided that such transactions are exempt from registration under the Securities Act as of the Closing Date.

Section 4.04 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Atlas that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.05 Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Atlas SEC Documents, (b) had access to information regarding the Acquisition and its potential effect on Atlas’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Atlas regarding such matters.

Section 4.06 Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Atlas in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In connection with the foregoing, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.07 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Atlas will not be liable for any such fees or commissions. Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Atlas from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08 Legend. The Purchased Units shall not be evidenced by physical certificates. If any physical certificates are issued, it is understood that the certificates evidencing the Purchased Units initially will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.” For the avoidance of doubt, the Purchased Units may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by such Purchased Units and such pledge shall not be deemed to be a transfer, sale or assignment of such Purchased Units, and no buyer effecting such a pledge shall be required to provide Atlas with any notice thereof or otherwise make any delivery to Atlas pursuant to this Agreement or any other Basic Document.”

For the avoidance of doubt, Atlas acknowledges and agrees that any Purchaser holding Purchased Units as a hedge to a total return swap transaction may rely on Rule 144 in the sale, assignment or transfer of such Purchased Units pursuant to the termination or unwind of such total return swap transaction.

Section 4.09 Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Common Units owned by it between the time it first began discussions with Atlas or the Placement Agent about the transactions contemplated by this Agreement and the date hereof other than in accordance with applicable federal securities laws; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading of units of such Purchaser other than the unit participating in this transaction (the “Participating Unit”) so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding Atlas by the Participating Unit.

Section 4.10 No Side Agreements. Except that certain Purchasers may have pre-existing affiliations with the Placement Agent, and except for (a) the confidentiality agreements entered into by and between any Purchaser and Atlas and (b) any total return swap arrangement contemplated by Section 6.03(d), there are no other agreements by, among or between Atlas or its Affiliates, on the one hand, and such Purchaser (other than any Purchaser party to a total return swap) or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V

COVENANTS

Section 5.01 Anti-dilution Protection. If Atlas issues additional Common Units (or any security convertible into or exchangeable or exercisable for Common Units or any combination thereof (other than pursuant to its Long-Term Incentive Plan or other existing management compensation plans and the conversion of outstanding options)) for an initial purchase price of less than the Common Unit Price (the “New Units”) prior to the effective date of the Registration Statement (as defined in the Registration Rights Agreement), Atlas will offer each Purchaser under this Agreement the right to receive additional Common Units (rounded up or down to the nearest whole Unit) in an amount equal to the difference between:

(a) the number of Units obtained by (i) multiplying (A) the Purchased Units by (B) the Common Unit Price and (ii) dividing the result by the Weighted Average as determined by the formula listed below, and

(b) the Purchased Units.

Weighted Average = (X)(A) + (Y)(B)
A + B

X = Common Unit Price

Y = the initial purchase price paid per New Unit

A = the number of Purchased Units

B = the number of New Units issued

Notwithstanding anything to the contrary herein, if the New Units issued by Atlas are securities convertible into or exchangeable or exercisable for Common Units, then for purpose of this Section 5.01, the “initial purchase price” per New Unit shall be equal to the (i) initial purchase price paid for each such New Unit, plus (ii) the conversion or exercise price for each such New Unit and any additional consideration required to be paid in connection with the exercise, conversion or exchange of such New Unit into Common Unit.

Section 5.02 Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Common Units acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading of units of such Purchaser other than the Participating Unit so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding Atlas by the Participating Unit. No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Atlas otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by Section 5.04 is issued by Atlas.

Section 5.03 Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Atlas and each Purchaser will, and Atlas shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Atlas, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.04 Non-Disclosure; Interim Public Filings. Atlas shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated herein and in the other Basic Documents. Before 8:30 a.m., New York time, on the first Business Day following the Closing Date, Atlas shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act. Thereafter, Atlas shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby. Notwithstanding the foregoing, Atlas shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above. Atlas shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Atlas from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.

Section 5.05 Use of Proceeds. Atlas intends to use the net proceeds from the sale of the Purchased Units to partially finance the Acquisition.

Section 5.06 Tax Information. Atlas shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units.

Section 5.07 No Other Listed Class of Securities. On the Closing Date, Atlas will not have any class of securities that is traded on an exchange or an established securities market other than the Common Units.

Section 5.08 NYSE Listing of Common Units. Promptly following the Closing Date, Atlas will submit an additional listing application to The New York Stock Exchange with respect to the Purchased Units. Atlas will maintain the listing of the currently outstanding Common Units on the New York Stock Exchange and, once the Purchased Units are listed on the New York Stock Exchange, will maintain such listing.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01 Conditions to the Closing.

(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii) Atlas shall have consummated the Acquisition substantially on the terms set forth in the Acquisition Agreement executed on the date hereof (without giving effect to the waiver of any material conditions by Atlas thereunder).

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) Atlas shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Atlas on or prior to the Closing Date;

(ii) the representations and warranties of Atlas contained in this Agreement that are qualified by materiality or Atlas Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) since the date of this Agreement, no Atlas Material Adverse Effect or Acquisition Material Adverse Effect shall have occurred and be continuing;

(iv) The New York Stock Exchange shall have approved the listing application with respect to the currently outstanding Common Units and no notice of delisting from The New York Stock Exchange shall have been received by Atlas with respect to the Common Units;

(v) Atlas shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Atlas’s closing deliveries described in Section 6.02 of this Agreement;

(vi) Atlas shall have borrowed an amount that, when combined with the Net Proceeds, is sufficient for Atlas to complete the Acquisition; and

(vii) a minimum of $80 million has been delivered to the Escrow Account by the Purchasers and not withdrawn and at least such minimum amount has been released to Atlas from the Escrow Account on the Closing Date.

(c) Atlas’s Conditions. The obligation of Atlas to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Atlas in writing, in whole or in part, to the extent permitted by applicable Law):

(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) the funds escrowed pursuant to the Escrow Agreement shall have been released to Atlas;

(iv) each Purchaser shall have delivered, or caused to be delivered, to Atlas at the Closing, such Purchaser’s closing deliveries described in Section 6.03 of this Agreement.

Section 6.02 Atlas Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Atlas will deliver, or cause to be delivered, to each Purchaser:

(a) a statement from Atlas’s transfer agent for the Common Units evidencing a book-entry position in the name of the Purchaser for the Purchased Units, free and clear of any Liens encumbrances or interests of any other party;

(b) an Officer’s Certificate in substantially the form attached to this Agreement as Exhibit A;

(c) opinions addressed to the Purchasers from outside legal counsel to Atlas in substantially the form attached to this Agreement as Exhibit B;

(d) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by Atlas;

(e) a certificate of the Secretary of Atlas, dated as of the Closing Date, as to certain matters; and

(f) the Lock-Up Agreement from Atlas Energy, L.P. in substantially the form attached as Exhibit D.

Section 6.03 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Atlas:

(a) notice to the Escrow Agent instructing the Escrow Agent to release the funds escrowed pursuant to the Escrow Agreement in respect of such Purchaser to the Atlas;

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by such Purchaser;

(c) an Officer’s Certificate in form and substance reasonably satisfactory to Atlas; and

(d) with respect to any Purchaser effecting a total return swap, a letter from such Purchaser regarding certain tax withholding matters in form reasonably acceptable to Atlas if Atlas determines that it is necessary to obtain such a letter.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01 Indemnification by Atlas. Atlas agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Atlas of the proceeds of any sale of the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Atlas contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 7.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Atlas and its Representatives (collectively, “Atlas Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.

Section 7.03 Indemnification Procedure. Promptly after any Atlas Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever Atlas has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Atlas unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02 Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the issuance and delivery of the Purchased Units for a period of one year, with the exception the that representations and warranties set forth in Sections 3.01, 3.02, 3.06(b), 3.07, 3.12 and Section 4.01 shall survive perpetually. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Atlas and the Purchasers pursuant to Section 3.13, Section 4.07 and Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Atlas from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.04 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon Atlas, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b) Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws.

(c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights, subject to an express assumption of each of the obligations under this Agreement without the consent of Atlas (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Atlas (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Schedule 2.01 shall be revised to reflect the actual Purchasers and allocations at the Closing.

Section 8.05 Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 8.06 Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Atlas shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until Atlas issues the press release contemplated by Section 5.04.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses set forth on the signature pages hereof or to such other address as Atlas or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.08 Removal of Legend. Atlas shall remove the legend described in Section 4.08 from any certificates evidencing the Purchased Units, or such similar restrictive legend attached to the book-entry position evidencing the Purchased Units held by the transfer agent of Atlas, at the request of a Purchaser submitting to Atlas such documentation as may be reasonably requested by Atlas or required by its transfer agent, unless Atlas, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that Atlas shall provide an opinion of counsel to the transfer agent at no cost to the Purchaser (if such an opinion can be given in light of the facts of the situation), and the Purchaser shall not be required to provide an opinion, in the event a Purchaser is effecting a sale of such Purchased Units pursuant to Rule 144 under the Securities Act or an effective registration statement, in which case Atlas shall cooperate with such Purchaser to effect removal of such legend. Subject to Section 4.8(d) of the Limited Partnership Agreement, the legend described in Section 4.08 shall be removed and Atlas shall issue a certificate without such legend to the holder of Purchased Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Units are sold pursuant to an effective registration statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Atlas with an opinion of a law firm reasonably acceptable to Atlas, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Atlas with reasonable assurance that such Purchased Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act. Atlas shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 8.08. For the avoidance of doubt, Atlas acknowledges and agrees that any Purchaser holding Purchased Units as a hedge to a total return swap transaction may rely on Rule 144 in the sale, assignment or transfer of such Purchased Units pursuant to the termination or unwind of such total return swap transaction, and Atlas agrees that, as provided in the first sentence of this Section 8.08, Atlas will not require an opinion of counsel from the Purchaser in connection with such transaction.

Section 8.09 Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Atlas or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.10 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws.

Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing by (i) any Purchaser, with respect to itself, (ii) with the written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts, or (iii) by Atlas, in each case, (A) if any representation or warranty of any other Party set forth in this Agreement shall be untrue in any material respect when made, or (B) upon a breach in any material respect of any covenant or agreement on the part of any other Party set forth in this Agreement (either (A) or (B) above being a “Terminating Breach”) if such Terminating Breach would cause the conditions to a terminating Party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from a terminating Party.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing:

(i) if the Closing shall not have occurred on or before the outside termination date specified in the Acquisition Agreement;

(ii) if the Acquisition has not closed by July 31, 2012; or

(iii) if a Law shall have been enacted or promulgated, or if any Action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(c) In the event of the termination of this Agreement as provided in Section 8.12(a) or Section 8.12(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article VII of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Atlas; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

Section 8.13 Recapitalization, Exchanges, Etc. Affecting the Purchased Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of Atlas or any successor or assign of Atlas (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Common Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 8.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Atlas shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Atlas or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Atlas or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Atlas under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC,
its general partner

By:
Sean P. McGrath
Chief Financial Officer

Address for notices:	Atlas Resource Partners, L.P.
1000 Commerce Dr., Suite 400
Pittsburg, PA 15275
	Fax:	412-262-2820
	Attn:	Sean P. McGrath

With copies to:	Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
	Fax:	215-735-2513
	Attn:	Lisa A. Ernst

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

[Purchaser]

By:
Name:
Title:

Signature Page to Purchase Agreement